For Immediate Release

Ameritrans Capital Corporation

For more information Contact:

Michael Feinsod

(212) 355-2449

Ameritrans Capital Corporation Announces Fourth Quarter and Fiscal Year June 30, 2008 Results and Declaration of Quarterly Dividend on 9 3/8% Preferred Stock

New York, NY, September 29, 2008 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2008.

HIGHLIGHTS

Fiscal Year 2008 Financial

-- Net decrease in net assets from operations available to common stockholders: $(875,071) or $(0.26) per share (basic and diluted)
-- Net investment loss: $(46,250) or $(0.01) per share (basic and diluted)
-- Net unrealized losses: $(696,480) or $(0.21) per share (basic and diluted)
-- Total fair value of investments at June 30, 2008 of $59.6 million
-- Net assets per share at June 30, 2008 of $5.06
-- Stockholders' equity at June 30, 2008 of $20.8 million
-- Declared 1st Quarter 2008 Preferred Dividend of $0.28125 per preferred share

Portfolio Activity

-- Announced Sale of Medallion Portfolio
-- Medallion Loans at June 30, 2008: $29.9 million
-- Commercial Loans at June 30, 2008: $13.8 million
-- Corporate Loans at June 30, 2008: $11.5 million
-- Average loans receivable for the period: $56.8 million
-- Weighted average yield of debt and income producing securities as of June 30, 2008: 8.5%

OPERATING RESULTS

For the fiscal year ended June 30, 2008, Ameritrans Capital reported a net decrease in net assets available for common stockholders of $(875,071) or $(0.26) per share (basic and diluted).  Net investment loss for the fiscal year was $(46,250) or $(0.01) per share (basic and diluted).  Net realized/unrealized losses were $(491,051) or ($0.14) per share (basic and diluted).  Net increase (decrease) in net assets can vary substantially from period to period for various factors, including the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2008, total assets were $62.0 million, stockholders’ equity was $20.8 million and net asset value per share was $5.06.

In the fourth quarter of 2008, Ameritrans Capital continued solid performance in its investment portfolio.  The Company made significant corporate changes during the fourth quarter and fiscal year ending June 30, 2008.  As previously announced, Ameritrans entered into a definitive agreement with Medallion Financial Corp. and its wholly owned subsidiary, Medallion Bank, to sell substantially all of Elk Associates Funding Corporation’s taxicab medallion loans.  Another subsidiary of Medallion Financial, Freshstart Venture Capital Corp., will purchase a small business loan at the closing for approximately $2.0 million. The transaction is subject to customary closing conditions, and is subject to certain terms and conditions.  The transaction is expected to close no later than October 15, 2008.

We continue with the transformation of Ameritrans Capital to a middle-market lending company.   During fiscal 2008, we increased the size of our corporate loan portfolio by more than 187%.  We plan to continue that growth in fiscal 2009.  We believe this shift should allow the company to significantly expand its asset base in the future.  We believe the current credit environment lends itself to our new strategy.  Our existing corporate loan portfolio is performing well and we continue to expand our portfolio under favorable terms.

The Company’s investment income for the year ended July 30, 2008, increased $383,607 or 6.5% to $6,260,277 as compared with the prior year ended June 30, 2007.  The increase is primarily due to increases in interest income of $701,454 which was offset by a decrease of other fees of $241,464 and a decrease in leasing income of $76,383.  The increase in interest income is primarily due to a re-allocation of assets in the Company’s investment portfolio as compared to the year ended June 30, 2007

Net decrease in net assets resulting from operations for the year ended June 30, 2008 was ($537,531) as compared to a net increase in net assets resulting from operations for the year ended June 30, 2007 of $199,072.

The fair value of Ameritrans Capital’s investments at June 30, 2008 was $59.6 million.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 50.1% in Medallion Loans, 19.3% were made in Corporate Loans, 23.3% in Commercial Loans and 7.3% in life insurance and equity investments.  As of June 30, 2008, the weighted average yield of debt and income producing securities was 8.50%.

“We had a productive fourth quarter continuing the transformation of Ameritrans.  The volatility continuing in the credit markets has provided us with numerous investment opportunities on more attractive terms than were previously available,” said Michael Feinsod, President of Ameritrans Capital Corporation.

“Our fiscal 2008 results reflect the continued execution of our stated strategy.  Following the closing of our Medallion Loan sale, we will continue the expansion of our Corporate Loan strategy.  The current credit markets make this an opportune time to continue the expansion of this strategy.  We remain focused on increasing the weighted average spread in our portfolio, while decreasing the underlying credit risk. We are accomplishing this by investing in new, higher yield investments than were previously available to us.  The credit performance of our corporate loan portfolio has also remained solid, with no Corporate Loans losing principal and none on non-accrual.”

With the closing of our Medallion Loan sale we expect to be bank debt free.  We continue to examine all types of financing for our portfolio, including SBA debentures, bank debt, senior securities and equity sales.  Our current portfolio and strong balance sheet give Ameritrans various opportunities to grow its portfolio.

Preferred Dividend

The Board of Directors of Ameritrans declared a dividend of $0.28125 per share on its 9 3/8% Cumulative Participating Redeemable Preferred Stock for the period July 1, 2008 through September 30, 2008.  The dividend is payable on or about October 15, 2008 to shareholders of record as of October 9, 2008.

ABOUT AMERITRANS CAPITAL CORPORATION

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.   Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ameritrans Capital undertakes no duty to update any forward-looking statements made herein.

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2008 and 2007

	2008	2007

Assets

Investments at fair value (cost of $60,431,182 and $62,708,666, respectively):
Non-controlled/non-affiliated investments	$ 56,782,716	$ 57,992,961
Non-controlled affiliated investments	1,424,264	1,467,192
Controlled affiliated investments	1,391,307	2,920,214

Net investments at fair value	59,598,287	62,380,367

Cash and cash equivalents	665,893	251,394
Accrued interest receivable	602,956	596,553
Assets acquired in satisfaction of loans	38,250	56,030
Furniture, equipment and leasehold improvements, net	156,125	183,043
Deferred loan costs, net	186,760	227,874
Prepaid expenses and other assets	733,197	249,622

Total assets	$ 61,981,468	$ 63,944,883

(Continued)

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

June 30, 2008 and 2007

	2008	2007
Liabilities and Stockholders’ Equity

Liabilities:
Debentures payable to SBA	$ 12,000,000	$ 12,000,000
Notes payable, banks	28,095,697	29,332,500
Note payable – related party	100,000	150,000
Accrued expenses and other liabilities	640,576	431,577
Accrued interest payable	262,528	301,591
Dividends payable	84,375	84,375

Total liabilities	41,183,176	42,300,043

Commitments and contingencies

Stockholders’ equity:
Preferred stock 9,500,000 and 500,000 shares authorized, respectively, none issued or outstanding	-	-
9-3/8% cumulative participating redeemable preferred stock $.01 par value, $12.00 face value, 500,000 shares authorized; 300,000 shares issued and outstanding	3,600,000	3,600,000
Common stock, $.0001 par value; 45,000,000 and 50,000,000 shares authorized, respectively; 3,405,583 and 3,401,208 shares issued; 3,395,583 and 3,391,208 shares outstanding, respectively	341	340
Deferred compensation	(40,921)	(94,475)
Stock options outstanding	141,668	118,475
Additional paid-in capital	21,139,504	21,119,817
Losses and distributions in excess of earnings	(2,895,992)	(2,649,489)
Net unrealized depreciation	(1,076,308)	(379,828)
Total	20,868,292	21,714,840
Less: Treasury stock, at cost, 10,000 shares of common stock	(70,000)	(70,000)

Total stockholders’ equity	20,798,292	21,644,840

Total liabilities and stockholders’ equity	$ 61,981,468	$ 63,944,883

Net asset value per common share	$ 5.06	$ 5.32

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended June 30, 2008, 2007 and 2006

	2008	2007	2006
Investment income:
Interest on loans receivable:
Non-controlled/non-affiliated investments	$ 5,663,970	$ 4,960,257	$ 4,562,680
Non-controlled affiliated investments	21,002	116,675	54,000
Controlled affiliated investments	234,652	141,238	59,350
	5,919,624	5,218,170	4,676,030
Fees and other income	340,653	582,117	436,535
Leasing income	-	76,383	172,749
Total investment income	6,260,277	5,876,670	5,285,314
Operating expenses:
Interest	2,357,504	2,117,675	2,116,903
Salaries and employee benefits	1,872,228	1,773,167	1,371,442
Occupancy costs	268,502	232,195	189,505
Professional fees	786,021	825,023	478,050
Other administrative expenses	1,022,542	1,032,091	862,983
Loss and impairments on assets acquired in satisfaction of loans, net	-	54,339	87,985
Total operating expenses	6,306,797	6,034,490	5,106,868
Net investment income (loss)	(46,520)	(157,820)	178,446
Net realized gains (losses) on investments:
Non-controlled/non-affiliated investments	(349,612)	456,402	(279,326)
Non-controlled affiliated investments	-	(145,307)	-
Controlled affiliated investments	555,041	-	-
	205,429	311,095	(279,326)
Net unrealized appreciation (depreciation) on investments	(696,480)	45,797	(223,100)
Net realized/unrealized gains (losses) on investments	(491,051)	356,892	(502,426)
Net increase (decrease) in net assets from operations	(537,571)	199,072	(323,980)
Distributions to preferred shareholders	(337,500)	(337,500)	(337,500)
Net decrease in net assets from operations available to common shareholders	$ (875,071)	$ (138,428)	$ (661,480)

Weighted Average Number of Common Shares Outstanding:
Basic and diluted	3,394,981	3,391,208	2,653,898

Net Decrease in Net Assets from Operations Per Common Share:
Basic and diluted	$ (0.26)	$ (0.04)	$ (0.25)